Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT
Dated as of August 16, 2022
among
ARTISAN PARTNERS HOLDINGS LP,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
CITIBANK, N.A., as Administrative Agent,

____________________________________
CITIBANK, N.A.
AND
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Book Runners

i

Schedule 2.01        Commitments
Schedule 3.07(a)        Subsidiaries
Schedule 3.07(b)        Guarantors
Schedule 3.08        Litigation
Schedule 6.01        Indebtedness
Schedule 6.02        Liens

Exhibit A    Form of Assignment and Assumption
Exhibit B-1    Form of Opinion of Sullivan & Cromwell LLP
Exhibit B-2    Form of Opinion of General Counsel of the Borrower
Exhibit C    [Reserved]
Exhibit D    Form of Administrative Questionnaire
Exhibit E    Form of Borrowing Request
Exhibit F    Form of Interest Election Request
Exhibit G-1    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are             Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-2    Form of U.S. Tax Compliance Certificate (For Foreign Participants That             Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-3    Form of U.S. Tax Compliance Certificate (For Foreign Participants That             Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G-4    Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are             Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H    Form of Certificate of Financial Officer

SECOND AMENDED AND RESTATED FIVE-YEAR REVOLVING CREDIT AGREEMENT dated as of August 16, 2022 (this “Agreement”), among ARTISAN PARTNERS HOLDINGS LP, a Delaware limited partnership (the “Borrower”), the lenders from time to time party hereto (the “Lenders”) and CITIBANK, N.A., as Administrative Agent for the Lenders (in such capacity, the “Agent”).
The Borrower has requested that the Lenders agree to amend and restate the Existing Credit Agreement (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) in order to continue the revolving credit facility provided therein and to extend credit in the form of Commitments under which the Borrower may obtain Loans from time to time during the Availability Period on a revolving credit basis in an aggregate principal amount at any time outstanding not in excess of $100,000,000.
The Lenders are willing to continue such revolving credit facility, and to amend and restate the Existing Credit Agreement in the form hereof, upon the terms and subject to the conditions set forth herein. Accordingly, the Borrower, the Lenders and the Agent agree as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR Borrowing” means a Borrowing comprised of ABR Loans.
“ABR Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Adjusted Term SOFR Rate” means, with respect to any SOFR Borrowing for any Interest Period, an interest rate per annum equal to (a) the Term SOFR in effect for such Interest Period plus (b) the Term SOFR Adjustment; provided that if such rate shall be less than zero, the Adjusted Term SOFR Rate shall be deemed to be zero for the purposes of this Agreement.
“Administrative Questionnaire” means an Administrative Questionnaire supplied by the Agent in the form of Exhibit D.
“Affected Financial Institution” has the meaning assigned to it in Section 9.19.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agent” has the meaning assigned to such term in the heading of this Agreement.
“Agreement” means this Second Amended and Restated Five-Year Revolving Credit Agreement dated as of the date hereof among the Borrower, the Lenders party hereto and the Agent, as amended from time to time in accordance with the terms hereof.
“Alternate Base Rate” means, with respect to any ABR Borrowing or overdue amounts hereunder for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, if such rate shall be less than zero, the Alternate Base Rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Term SOFR Rate, as the case may be.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery, corruption or money laundering, including the U.S. Foreign Corrupt Practices Act.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the aggregate amount of the Lenders’ Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments of Credit Exposures that shall have occurred after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, with respect to the commitment fees payable hereunder, or with respect to any SOFR Loan or ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption, “Commitment Fee

Rate”, “Term SOFR Margin” or “ABR Margin”, as the case may be, based upon the Category that applies on such day:

Leverage Ratio	Commitment Fee Rate	Term SOFR Margin	ABR Margin
Category 1 greater than 2.50:1.00	0.450%	2.25%	1.25%
Category 2 less than or equal to 2.50:1.00, but greater than 2.00:1.00	0.300%	2.00%	1.00%
Category 3 less than or equal to 2.00:1.00, but greater than 1.50:1.00	0.250%	1.75%	0.75%
Category 4 less than or equal to 1.50:1.00, but greater than 1.00:1.00	0.200%	1.50%	0.50%
Category 5 less than or equal to 1.00:1.00	0.150%	1.25%	0.25%

For purposes of determining the Applicable Rate, (a) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.04(a) or (b) (including, prior to the delivery of such financial statements hereunder, the consolidated financial statements delivered under the Existing Credit Agreement) and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day following the date of delivery to the Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 in the case of each of the SOFR Loans and the ABR Loans at the request of the Required Lenders (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.04(a) or (b), during the period from the last day on which such statements are permitted to be delivered in conformity with Section 5.04(a) or (b), as the case may be, until such consolidated financial statements are delivered.
“Approved Fund” has the meaning given such term in Section 9.04(b).
“Artisan Partners Asset Management Inc.” means Artisan Partners Asset Management Inc., a Delaware corporation that is the General Partner of the Borrower or any successor entity that is a domestic Affiliate and a public company regardless of the legal name of the entity.

“Artisan Partners LP” means Artisan Partners Limited Partnership, a Delaware limited partnership.
“Artisan UK LLP” means Artisan Partners UK LLP, a Subsidiary of the Borrower.
“ASC 810” means Accounting Standards Codification Topic 810, Consolidation, as such standard relates to the consolidation of variable interest entities.
“ASC 842” means Accounting Standards Codification Topic 842, Leases.
“Asset Sale Proceeds” has the meaning assigned to such term in Section 2.10(c).
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in the form of Exhibit A.
“Availability Period” means the period from and including the Restatement Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.09(d).
“Bail-In Action” has the meaning assigned to such term in Section 9.19.
“Bail-In Legislation” has the meaning assigned to such term in Section 9.19.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.09(a).
“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement: the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09.
“Beneficial Ownership Certification” means a certification made by the Borrower under this Agreement and delivered to the Agent for the benefit of the Lenders regarding beneficial ownership as required by the Beneficial Ownership Regulation in a form promulgated by the Loan Syndications & Trading Association (LSTA) or otherwise reasonably acceptable to the Borrower and the Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies and (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” has the meaning assigned to such term in the heading of this Agreement.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” has the meaning assigned to such term in Section 2.03.
“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City and in the State of Wisconsin.
“Change in Control” means the occurrence of any of the following events:
(a) Artisan Partners Asset Management Inc., or any Permitted General Partner, shall cease to be the general partner of the Borrower, (b) any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Owners or a group consisting solely of Permitted Owners, shall acquire or hold, directly or indirectly, beneficially or of record, Equity Interests in Artisan Partners Asset Management Inc. representing more than 35% of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc. (the percentage of such aggregate voting power attributable to the Equity Interests acquired or held by such Person or group being the “Relevant Percentage”) and at such time the Permitted Owners do not own, directly or through wholly owned entities, Equity Interests in Artisan Partners Asset Management Inc. collectively representing more than the Relevant Percentage of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc. or (c) any “Change in Control” as defined in the Unsecured Notes Documents (or similar event, however denominated).
“Change in Law” means the occurrence, after the Restatement Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Restatement Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and each request, rule, guideline or directive thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Citibank” means Citibank, N.A. and its successors and assigns.

“Class A Limited Partners” means, at any time those Persons whose investment in the Borrower is designated as Class A common units, pursuant to the Partnership Agreement at such time.
“Class B Limited Partners” means, at any time those Persons whose investment in the Borrower is designated as Class B common units, pursuant to the Partnership Agreement at such time.
“Class D Limited Partners” means, at any time those Persons whose investment in the Borrower is designated as Class D common units, pursuant to the Partnership Agreement at such time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrower expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such Commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or (c) increased pursuant to Incremental Commitments of such Lender pursuant to Section 2.22. The initial amount of each Lender’s Commitment is set forth opposite such Lender’s name on Schedule 2.01 or, if such Lender has entered into an Assignment and Assumption or Incremental Facility Agreement, set forth for such Lender in the Register. The initial aggregate amount of the Lenders’ Commitments as of the Restatement Date is $100,000,000.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.09 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period, plus (a) without duplication and to the extent deducted in calculating such Consolidated Net Income, the sum of (i) Consolidated Interest Expense

for such period, (ii) provision for taxes based on income, profits or capital of the Borrower, including state, local, city or franchise and similar taxes (including payroll taxes paid by employers that are based on the income of the Borrower or the Subsidiaries), for such period, (iii) consolidated depreciation expense and amortization expense for such period, (iv) any extraordinary or nonrecurring charges for such period, (v) nonrecurring charges or expenses related to the Transactions or the issuance of the Unsecured Notes, (vi) any non-cash compensation expense (including any mark-to-market losses) resulting from any grant of Equity Interests of the Borrower or its subsidiaries pursuant to a Grant Agreement or resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation―Stock Compensation, (vii) distributions by an Equity Participation Subsidiary, to the extent such distributions are required to be accounted for as expense under GAAP, (viii) mark-to-market expenses on Deferred Compensation Obligations, to the extent such expenses are offset by investment gains on Deferred Compensation Assets, (ix) all other non-cash charges and non-cash expenses of the Borrower or its subsidiaries (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and (x) any realized or unrealized losses on investments minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any non-cash items of income for such period (other than accruals of revenue in the ordinary course of business), including any mark-to-market gains on Equity Interests of the Borrower or its subsidiaries granted pursuant to a Grant Agreement or resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation, (iii) mark-to-market gains on Deferred Compensation Obligations, to the extent such gains are offset by investment losses on Deferred Compensation Assets, and (iv) any realized or unrealized gain on investments.
“Consolidated Interest Expense” means, with respect to any period, (a) in the calculation of Consolidated EBITDA, the total interest expense of the Borrower and the Subsidiaries on a consolidated basis for such period, and (b) in the calculation of Interest Coverage Ratio, the total cash interest expense of the Borrower and the Subsidiaries on a consolidated basis for such period, in each case determined in accordance with GAAP; provided that, to the extent otherwise included pursuant to clauses (a) and (b), there shall be excluded, for the avoidance of doubt, amounts attributable (i) to obligations of, or payments made by, Investment Vehicles and (ii) interest associated with ASC 842.
“Consolidated Net Income” means, with respect to any period, the net income of the Borrower and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person in which any other Person (other than the Borrower or any Wholly-Owned Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest or, for the avoidance of doubt, of any Investment Vehicle, except to the extent such income or loss is attributed to the interest therein of the Borrower, any of the Wholly-Owned Subsidiaries or non-controlling interests in any

Equity Participation Subsidiaries during such period and (b) adjustments to net income attributable to the early extinguishment of debt, swaps or derivatives.
“Consolidated Total Indebtedness” means, as of any date, the aggregate amount of all Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Borrower and the Subsidiaries prepared on a consolidated basis as of such date in accordance with GAAP; provided that, to the extent otherwise included, Consolidated Total Indebtedness shall exclude (a) all Investment Vehicle Indebtedness and (b) Deferred Compensation Obligations to the extent Deferred Compensation Assets are held to pay such Deferred Compensation Obligations as they come due.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether as general partner or through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Covered Entity” means any of the following:
(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Credit Exposure” means, with respect to any Lender at any time, the sum of the principal amounts of such Lender’s Loans outstanding at such time.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to the Agent any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a

Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it and the Agent, (d) has become the subject of a Bankruptcy Event, or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action (as defined in Section 9.19). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower and each Lender.
“Deferred Compensation Assets” means assets included in a trust established by the Borrower or a subsidiary of the Borrower or assets otherwise so designated by a Financial Officer, in each case, to pay Deferred Compensation Obligations as they come due.
“Deferred Compensation Obligations” means deferred compensation obligations of the Borrower or a subsidiary of the Borrower owed to a current or former employee or partner.
“Disclosed Matter” means the existence or occurrence of any matter which has been disclosed by the Borrower on any of the Schedules hereto or in Artisan Partners Asset Management Inc.’s Form 10-K for the fiscal year ended December 31, 2021, Form 10-Q for the quarterly period ended June 30, 2022 or Form 8-K dated August 9, 2022; provided that all risk factors, projections and other forward-looking statements contained in any such filings shall be disregarded for purposes of determining the Disclosed Matters.
“dollars” or “$” means lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, except if it owns one or more “controlled foreign corporations,” either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. Federal income tax purposes, and it and all such entities have no material assets (excluding equity interests in each other) other than equity interests of such “controlled foreign corporations”.
“EEA Financial Institution” has the meaning assigned to such term in Section 9.19.
“EEA Member Country” has the meaning assigned to such term in Section 9.19.

“EEA Resolution Authority” has the meaning assigned to such term in Section 9.19.
“Eligible Assignee” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any Subsidiary or Affiliate thereof) that meets the requirements to be an assignee under Section 9.04(b).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in limited liability companies, beneficial interests in trusts or other equity ownership interests in any Person. For the avoidance of doubt, contingent value rights shall not be considered “Equity Interests” for purposes of this definition.
“Equity Participation Subsidiary” means a Domestic Subsidiary of the Borrower which is a limited partnership where
(i) the Borrower or any Wholly-Owned Subsidiary is the sole general partner; and
(ii) the only limited partners of such Equity Participation Subsidiary other than the Borrower, if any, are current or former employees or partners of the Borrower or any subsidiary.
“Equity Participation Subsidiary Transaction” means any transaction or series of transactions whereby (a) the Borrower contributes its limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in exchange for 100% of the limited partnership interests of any such Equity Participation Subsidiaries, (b) the Borrower or any Wholly-Owned Subsidiary becomes the general partner of such Equity Participation Subsidiary, and (c) each Equity Participation Subsidiary issues limited partnership interests in such Equity Participation Subsidiary to certain employees or partners of the Borrower or its subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) any Non-U.S. Plan Event.
“Erroneous Payment” has the meaning assigned to it in Section 9.23(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.23(d)(i).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 9.23(d)(i).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.23(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.23(e).
“EU Bail-In Legislation Schedule” has the meaning assigned to it in Section 9.19.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income, franchise or other similar Taxes that are (x) imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or in which its applicable lending office is located or operates or by any political subdivision or taxing authority therein or (y) Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which such Recipient is located or operates or by any political subdivision or taxing authority therein, (c) amounts required to be withheld under FATCA and (d) in the case of a Non-U.S. Lender (other than in the case of an assignee pursuant to a request by the Borrower under Section 2.20(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or attributable to such Non-U.S. Lender’s failure to comply with Section 2.18(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately before the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.18(a).
“Existing Credit Agreement” means the Amended and Restated Five-Year Revolving Credit Agreement dated as of August 16, 2017, among the Borrower, the lenders party thereto and Citibank, N.A., as administrative agent, as in effect immediately prior to the effectiveness of this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate (or, if such rate is no longer available, a successor rate reasonably determined by the Agent); provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“Fee Letters” means (a) the letter agreement dated as of July 12, 2022 between the Borrower and Citigroup Global Markets Inc. and (b) the letter agreement dated as of July 12, 2022 among the Borrower, Citigroup Global Markets Inc., Bank of America, N.A. and BofA Securities, Inc.
“Finance Lease Obligations” of any Person means the obligations of such person under any lease that meets the criteria of a finance lease (as defined by ASC 842) and would be capitalized on a balance sheet of such person prepared in accordance with GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Financial Officer” means the chief executive officer, chief financial officer or chief accounting officer of the Borrower or the General Partner of the Borrower.
“Floor” means a rate of interest equal to 0.00%.
“Foreign Subsidiary” means (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation and (c) any other Subsidiary that is not a Domestic Subsidiary.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.
“General Partner” means Artisan Partners Asset Management Inc. or any Permitted General Partner, acting as the general partner of the Borrower pursuant to the Partnership Agreement.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Grant Agreement” means any agreement, now existing or entered into after the Restatement Date, in any case, between the Borrower or any of its subsidiaries, on the one hand, and an employee, partner or service provider, on the other hand, granting such person an Equity Interest in the Borrower or any of its subsidiaries.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means the Guarantee Agreement dated as of August 16, 2012 among Artisan Partners Limited Partnership, the Borrower and the Agent, as reaffirmed on August 16, 2022, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Guarantee Requirement” means the requirement that the Agent shall have received from each Guarantor either (a) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Guarantor or (b) in the case of any Person that becomes a Guarantor after the Guarantee Agreement is executed by any initial Guarantor(s), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Guarantor.
“Guarantor” means each (a) Artisan Partners LP, (b) Wholly-Owned Subsidiary that (i) at any time has consolidated assets, determined in accordance with GAAP, in excess of $5,000,000, or (ii) receives fees for managing or advising (including as a subadvisor) mutual funds or separately managed investment accounts and has assets under management in an amount equal to or greater than $1,000,000,000 as of the end of any calendar quarter and (c) each Equity Participation Subsidiary; provided that notwithstanding anything to the contrary herein, no Foreign Subsidiary shall be required to become a Guarantor pursuant to the foregoing.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Incremental Commitments” means, with respect to any Lender, the commitment, if any, of such Lender, established in accordance with Section 2.22 pursuant to an Incremental Facility Agreement, to make Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Credit Exposure under such Incremental Facility Agreement.
“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Agent, among the Borrower, the Agent and one or more Incremental Lenders, establishing Incremental Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.22.
“Incremental Lender” means a Lender with an Incremental Commitment.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person (i) for the payment of borrowed money or (ii) evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements, (b) all Finance Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all Indebtedness of others secured by a Lien on any assets of such Person, whether or not such Indebtedness is assumed by such Person, (f) all obligations in respect of letters of credit (if drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances and (g) all Guarantees of payment or collection of any obligation described in clauses (a), (b), (c), (d), (e) and (f) above of any other Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include amounts characterized under GAAP as capital contributions by the Borrower or a Subsidiary to a Subsidiary or an Affiliate, notwithstanding that such amounts may be subject to a clawback or other recoupment provision in any transfer pricing arrangement or agreement that governs the allocation of profits among them for purposes of income taxation in the countries in which they operate. For the avoidance of doubt, “Indebtedness” shall not include (i) any amounts characterized as liabilities under GAAP that relate to or result from the issuance or grant of Equity Interests in the Borrower or its Subsidiaries; provided that neither the Borrower nor any Subsidiary is obligated to redeem such Equity Interests for cash, or (ii) any lease obligations recorded as liabilities pursuant to ASC 842 that do not meet the definition of a “Finance Lease Obligation”.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.05(b).
“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Interest Election Request” has the meaning assigned to such term in Section 2.05(b).
“Interest Payment Date” means, (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable thereto and, in the case of a SOFR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan.
“Interest Period” means, as to any SOFR Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Request or Interest Election

Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 2.09(d) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially will be the date on which such Loan or Borrowing is made and thereafter will be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Investment” by any Person in any other Person means (a) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (b) any direct or indirect purchase or other acquisition of any Equity Interest, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (c) without duplication, any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee or (d) any other investment of cash or other property by such Person in or for the account of such other Person.
“Investment Vehicle” means any entity, fund (including feeder funds) or account the purpose or function of which is to develop or maintain an investment strategy; provided that the Borrower or a Subsidiary serves as investment adviser for such investment entity, fund or strategy, or as general partner, sponsor, distributor, promoter, managing member or other similar role of such entity, fund or account.
“Investment Vehicle Indebtedness” means the Indebtedness of any Investment Vehicle that is limited in recourse solely to the assets of such Investment Vehicle.
“IRS” means the United States Internal Revenue Service.
“Issuer” has the meaning assigned to such term in Section 6.05(d).
“Lenders” means (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
“Limited Partner” means a Class A Limited Partner, Class B Limited Partner or Class D Limited Partner of the Borrower.
“Loan Documents” means this Agreement, the Fee Letters, the Incremental Facility Agreements, the Guarantee Agreement and any reaffirmation agreement reaffirming the guarantees under the Guarantee Agreement.
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means each loan by a Lender to the Borrower as part of a Borrowing under Section 2.02(a) and refers to a SOFR Loan or an ABR Loan.
“Margin Stock” has the meaning given such term under Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, affairs, financial condition, assets, properties, or operations of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under any Loan Document or to complete the Transactions in any material respect or (c) the validity or enforceability of any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means the fifth anniversary of the Restatement Date.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include proceeds in substantially equivalent form) proceeds received in respect of such event net of (b) all fees and out-of-pocket expenses accrued and payable in connection with such event by the Borrower, its General Partner and the Subsidiaries to Persons that are not Affiliates of the Borrower, its General Partner or any Subsidiary.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Non-U.S. Plan Event” means (a) the aggregate present value of unfunded liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (b) the failure to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders, (c) the winding up or involuntary termination of a Non-U.S. Plan or (d) the imposition on the Borrower or any Subsidiary of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one of more Non-U.S. Plans.
“NYFRB” means the Federal Reserve Bank of New York.
“NYSE” has the meaning assigned to such term in Section 5.04(a).
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all other obligations of the Borrower and the Guarantors to the Lenders or to any Lender or the Agent arising under the Loan Documents.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.20(b)).

“Participant” has the meaning given such term in Section 9.04(c).
“Participant Register” has the meaning given such term in Section 9.04(c).
“Partners” means, at any time, the General Partner and the Limited Partners of the Borrower at such time.
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower, which may be amended and/or restated from time to time in accordance with Section 6.08.
“Payment Recipient” has the meaning assigned to it in Section 9.23(a).
“PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not overdue for more than 30 days, are being contested in compliance with Section 5.03, or, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.03;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and for contested taxes and import duties, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under Article VII;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) leases, subleases, licenses and sublicenses granted to others in the ordinary course of business; and
(h) Liens in favor of customs and revenue authorities arising as a matter of law;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted General Partner” means any direct or indirect wholly owned domestic subsidiary of Artisan Partners Asset Management Inc.
“Permitted Owners” means (a) Artisan Investment Corporation (or any successor entity thereto that is Controlled by Andrew A. Ziegler and Carlene M. Ziegler), (b) employees of the Borrower and its Controlled Affiliates and (c) those Persons who as of the Restatement Date are the Class A Limited Partners, the Class B Limited Partners and the Class D Limited Partners (excluding in the case of this clause (c), any investors (who are not otherwise Permitted Owners) in venture capital funds or private equity funds that held Class A Limited Partner interests on the Restatement Date).
“Person” or “person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, or any agency or political subdivision thereof.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 9.17(b).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank as its prime rate in effect at its principal office in New York City. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors; and each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“Recipient” means, as applicable, the Agent and any Lender.
“Register” has the meaning given such term in Section 9.04(b)(iv).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the aggregate Credit Exposures and unused Commitments at such time.
“Resolution Authority” has the meaning assigned to such term in Section 9.19.
“Responsible Officer” means (a) with respect to the Borrower, a Financial Officer or any other officer, or the general counsel of the Borrower or the General Partner of the Borrower and (b) with respect to any Guarantor, such managing partners, managing members or officers of such Guarantor as are identified to the Agent at the time such Guarantor became a party to the Guarantee Agreement or at a later time in writing.
“Restatement Date” means August 16, 2022, being the date on which the conditions to effectiveness as set forth in Section 4.01 were satisfied (or waived in accordance with Section 9.08).
“Restricted Affiliate Transaction” has the meaning assigned to such term in Section 6.06.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or of any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (including at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria) and which is included on a Sanctions-related list of subject countries or territories maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state and made publicly available.
“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated or blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state applicable to the Borrower and its Subsidiaries, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, in each case to the extent (i) applicable to the Borrower and its Subsidiaries and (ii) such Sanctions information is made publicly available.
“SEC” means the United States Securities and Exchange Commission.
“Senior Debt” means all Indebtedness of the Borrower which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Borrower.
“Series D Notes” means the 4.29% Series D unsecured notes due August 16, 2025.
“Series E Notes” means the 4.53% Series E unsecured notes due August 16, 2027.
“Series F Notes” means the 3.10% Series F unsecured notes due August 16, 2032, issued by the Borrower to refinance the Series C Notes (as defined in the Unsecured Notes Documents).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means a Borrowing comprised of SOFR Loans.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR Rate, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower other than Investment Vehicles.
“Tax Distribution” means cash distributions by the Borrower or any Subsidiary to the Partners of the Borrower or any Subsidiary in respect of Equity Interests for the purpose of providing the Partners with funds to pay the tax liability attributable to their shares of the taxable income of the Borrower or any Subsidiary.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR

Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Transactions” has the meaning assigned to such term in Section 3.02.
“Type”, when used in respect of any Loan or Borrowing, shall refer to whether the rate of interest on such Loan or on the Loans comprising such Borrowing is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.
“UK Financial Institutions” has the meaning assigned to such term in Section 9.19.
“UK Resolution Authority” has the meaning assigned to such term in Section 9.19.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning given such term in Section 2.18(f)(ii)(D)(2).
“Unsecured Notes” means unsecured notes in an aggregate principal amount not in excess of $200,000,000 to be issued by the Borrower in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended; which notes (a) do not mature, in whole or part, and are not subject to any mandatory redemption, prepayment or repurchase prior to the date that is 91 days after the Maturity Date (other than (i) repayment on the stated maturity of the Series D and Series E Notes (each as defined in the Unsecured Notes Documents) or (ii) a mandatory offer to redeem, prepay or repurchase upon (x) a “Change in Control” (as defined in the Unsecured Notes Documents as of the Restatement Date), (y) certain asset sales (as set forth in the Unsecured Notes Documents as of the Restatement Date) or (z) the Proposed Put Prepayment Date (as defined in the Unsecured Notes Documents as of the Restatement Date), and (b) are not Guaranteed by any Subsidiary that is not (or, in the case of any Subsidiary acquired or formed after the date hereof, is not required to become) a Guarantor hereunder.
“Unsecured Notes Documents” means the note purchase agreement dated August 16, 2017, the note purchase agreement dated June 6, 2019, and the note purchase agreement dated December 7, 2021, under which the Unsecured Notes are issued and all other instruments, agreements and other documents evidencing or governing such Unsecured Notes or providing any guarantee or other right in respect thereof.
“Wholly-Owned Subsidiary” means a Subsidiary of which Equity Interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly-Owned Subsidiaries of the Borrower.
“Withholding Agent” means any Loan Party and the Agent.
“Write-Down and Conversion Powers” has the meaning assigned to it in Section 9.19.
SECTION 1.02.    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “SOFR Loan” or “SOFR Borrowing”).
SECTION 1.03.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications in Section 6.08 or as otherwise set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to “the date hereof” and “the date of this Agreement” shall be deemed to refer to the Restatement Date.
SECTION 1.04.    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all accounting terms and all terms of a financial nature shall be interpreted, all accounting determinations thereunder shall be made, and all financial statements required to be delivered thereunder shall be prepared, in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment of any covenant to eliminate or modify the effect of any change after the date hereof in GAAP or in the application thereof on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders request an amendment of the covenants for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP as in effect and applied immediately before the relevant change became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
SECTION 1.05.    References to Agreements. A reference to an agreement or other document “as in effect as of” a particular date, or words to similar effect, shall be construed to refer to the particular words of such agreement or document as of such date and shall not be construed as in any way restricting the ability of the parties thereto to amend, supplement or otherwise modify such agreement or document (subject to any restrictions on such amendments, supplements or modifications in Section 6.08 or as otherwise set forth herein).
SECTION 1.06.    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07.    Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, the Adjusted Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, the Adjusted Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Term SOFR, the Adjusted Term SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the aggregate Credit Exposure exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02.    Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in proportion to their individual Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.09, each Borrowing shall be comprised entirely of SOFR Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect in any manner the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing, including any conversion of an ABR Borrowing into a SOFR Borrowing, which, if made, would result in an aggregate of more than 5 separate SOFR Borrowings of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, SOFR Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000.
(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any SOFR Borrowing if the Interest Period requested with respect thereto would end after the then applicable Maturity Date.
SECTION 2.03    Borrowing Procedure. To request a Borrowing, the Borrower shall notify the Agent of such request (each, a “Borrowing Request”) in writing (including by email transmission) (a) in the case of a SOFR Borrowing, not later than 10:30 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and shall be confirmed by email transmission to the Agent of a written Borrowing Request (in PDF format) in substantially the form of Exhibit E. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the principal amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month duration. Promptly following receipt of a Borrowing

Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04.    Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 12:00 noon, New York City time, and the Agent shall by 3:00 p.m., New York City time, credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.
(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.05.    Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in this Section. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the Borrower shall notify the Agent of such election (each, an “Interest Election Request”) in writing (including by email transmission) (i) in the case of a SOFR Borrowing, not later than 10:30 a.m., New York City time, three U.S. Government Securities Business Days before the proposed effective date of such election and (ii) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed effective date of such election. Each such written Interest Election Request shall be irrevocable and shall be confirmed promptly by email transmission to the Agent of a written Interest Election Request (in PDF format) in the form of Exhibit F.

(c) Each written Interest Election Request shall specify the following information:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing, and the minimum amounts thereof shall be in compliance with Section 2.02(c));
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month duration.
(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a SOFR Borrowing having an Interest Period of one month duration.
(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.06.    Fees. (a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the Availability Period. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on September 30, 2022. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender. Notwithstanding the foregoing, as provided in Section 2.19(a), no commitment fees shall accrue to a Defaulting Lender in respect of its Commitment.

(b) The Borrower agrees to pay the Agent, for its own account, the fees at the times and in the amounts agreed by the Borrower in its Fee Letter with Citigroup Global Markets Inc. All such fees shall be paid on the dates due, in immediately available funds, to the Agent.
(c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent for distribution. Once paid, none of such fees shall be refundable under any circumstances.
SECTION 2.07.    Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts accurately evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c) The Agent shall maintain accounts in which it will record accurately (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any payment received by the Agent hereunder from the Borrower and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this Section 2.07(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.08.    Interest on Loans. (a) The Loans comprising each SOFR Borrowing shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(b) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.
(c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (b) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.
(f) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 2.09.    Benchmark Replacement Setting.
(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.09(a) will occur prior to the applicable Benchmark Transition Start Date.
(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.09(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.
(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

SECTION 2.10.    Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b) The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the aggregate Credit Exposure would exceed the aggregate Commitment.
(c) In the event that the Borrower elects or is required to apply the proceeds of any sale of assets to prepay or repay, or offer to prepay or repay, “Senior Debt” (as defined in the Unsecured Notes Documents) pursuant to and in accordance with the Unsecured Notes Documents (the amount of such proceeds, the “Asset Sale Proceeds”), the Borrower shall (i) permanently reduce the Commitments in an amount equal to the product of (x) the Asset Sale Proceeds and (y) a fraction, the numerator of which is the outstanding Commitments at such time, prior to the application of such Asset Sale Proceeds, and the denominator of which is the sum of (1) the outstanding Commitments plus (2) the outstanding principal amount of the Unsecured Notes, in each case, at such time, prior to the application of such Asset Sale Proceeds, and (ii) concurrently make any prepayment of the Loans required in accordance with Section 2.11(b) as a result of such reduction.
(d) The Borrower shall notify the Agent of any election or requirement to terminate or reduce the Commitments under paragraph (b) or (c) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in proportion to their respective Commitments.
SECTION 2.11.    Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty but subject to Section 2.14, any Borrowing, in whole or in part, upon giving notice in writing (including by email transmission) to the Agent in accordance with paragraph (c) of this Section.

(b) In the event and on each occasion that the aggregate Credit Exposure exceeds the aggregate Commitments, the Borrower shall immediately prepay, without premium or penalty but subject to Section 2.14, Borrowings in an aggregate amount as shall be necessary to eliminate the excess of such Credit Exposure over the aggregate Commitments.
(c) The Borrower shall notify the Agent by written notice (including by email transmission) of any prepayment hereunder (i) in the case of a prepayment of a SOFR Borrowing, not later than 10:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the Business Day of prepayment. Each such notice shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but shall otherwise be without premium or penalty. All prepayments under this Section 2.11 shall be accompanied by payment of accrued interest on the principal amount being prepaid to the date of payment. Each partial prepayment of any Borrowing shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000 or, if less, the aggregate principal amount of such Borrowing. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.
SECTION 2.12    Increased Costs/Inability to Determine Rates.
(a) Notwithstanding any other provision herein, if any Change in Law (i) shall impose, modify or deem applicable any reserve, special deposit, or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted Term SOFR Rate), or (ii) shall impose on such Lender any other condition affecting this Agreement or any Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered in accordance with Section 2.12(c). This Section 2.12(a) shall not apply to matters covered by Section 2.18.
(b) If any Lender determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in accordance with Section 2.12(c).

(c) A certificate of a Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and (ii) that it is such Lender’s customary practice, from and after the date of such certificate, to charge its borrowers for such increased costs incurred by such Lender shall be delivered to the Borrower and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.
(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e) Promptly after any Lender becomes aware of any circumstances that will, in its reasonable judgment, result in a request for compensation pursuant to this Section 2.12, such Lender shall notify the Borrower thereof; provided that any failure of such Lender to so notify the Borrower shall not constitute a waiver of such Lender’s right to demand compensation as provided in this Section 2.12.
(f) Subject to Section 2.09, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(i) the Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof, or
(ii) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that the “Adjusted Term SOFR Rate” for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14. Subject to Section 2.09, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Agent revokes such determination.
SECTION 2.13.    [Reserved].
SECTION 2.14.    Indemnity. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would have accrued at Term SOFR for such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 20 days after receipt thereof.
SECTION 2.15.    Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, and each refinancing of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with the principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
SECTION 2.16.    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of the Loans of such Lender shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation pursuant to the foregoing arrangements deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
SECTION 2.17.    Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in dollars in immediately available funds, to the Agent at its offices at Citibank, N.A., 1615 Brett Road, Building #3, New Castle, Delaware 19720, Account No. 3685-2248, Attention: Bank Loan Syndications (Facsimile No. (302) 894 ‑ 6120; Telephone No. (212) 994‑0961).
(b) Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.
SECTION 2.18.    Taxes. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law or regulation. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law or regulation. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Agent.
(d) The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within 20 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Agent.
(e) Each Lender shall severally indemnify the Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(e) shall be paid within 20 days after the Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f) (i) Any Recipient that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Agent, and at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to any withholding (including U.S. Federal backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.18(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section 2.18(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, each Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Agent (in such number of copies reasonably requested by such Borrower and the Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States of America is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C) in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States of America, IRS Form W-8ECI;
(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit G-1, Exhibit G-2, Exhibit G-3 or Exhibit G-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (4) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if such Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax, together with such supplementary documentation necessary to enable the Borrower or the Agent, as applicable, to determine the amount of Tax (if any) required by law to be withheld.
(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.18(f)(iii), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g) If any party determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Sections 2.12 or 2.18 (including additional amounts paid pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Sections 2.12 or 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.18(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it reasonably deems confidential) to the indemnifying party or any other Person. Except as provided in the preceding sentence, a Recipient shall provide the Borrower, upon any reasonable request therefor, with documentation relating to the possibility of refunds described in this Section 2.18(g).

SECTION 2.19.    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) commitment fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender pursuant to Section 2.06; and
(b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.
In the event that the Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.20.    Assignment of Interests, Rights and Obligations Under Certain Circumstances. (a) If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.12, or the Borrower shall be required to make additional payments to any Lender under Section 2.18, or if any Lender becomes a Defaulting Lender, and provided that no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to an Eligible Assignee which shall assume such obligations; provided that (i) the Borrower shall have received the prior written consent of the Agent, which consent shall not unreasonably be withheld or delayed and (ii) such Lender shall have received payment of any amount equal to the outstanding principal of its Loans, accrued interest thereon, and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.21    Limited Recourse. The obligations of the Borrower under the Loan Documents shall be payable solely out of the assets of the Borrower and the Guarantors, if any, and no present, future or former partner of the Borrower and no estate of a deceased, present, future or former partner of the Borrower shall have any liability under or arising out of the Loan Documents.
SECTION 2.22.    Incremental Commitments. The Borrower may on one or more occasions, by written notice to the Agent, request prior to the Maturity Date, the establishment of Incremental Commitments; provided that the aggregate, cumulative amount of all Incremental Commitments established pursuant to this Section 2.22 after the Restatement Date shall not exceed $50,000,000. Each such notice shall specify (i) the date on which the Borrower proposes that the Incremental Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Agent) after the date on which such notice is delivered to the Agent, (ii) the amount of the Incremental Commitments being requested and (iii) the identity of each Lender or other Person that the Borrower proposes become an Incremental Lender with respect thereto, together with the proposed aggregate amount of the Incremental Commitment for each such Lender or other Person (it being agreed that (x) any Lender approached to provide any Incremental Commitment may elect or decline, in its sole discretion, to provide such Incremental Commitment and (y) any such Person that is not a Lender must be an Eligible Assignee that is reasonably acceptable to the Agent).
(a) The terms and conditions of any Incremental Commitment and other extensions of credit to be made thereunder shall be identical to the terms and conditions of the Commitments and Loans and other extensions of credit made hereunder.
(b) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, each Incremental Lender providing such Incremental Commitments and the Agent; provided that no Incremental Commitments shall become effective unless (i) no Default or Event of Default shall have occurred and be continuing on the date of effectiveness thereof, both immediately prior to and immediately after giving effect to such Incremental Commitments and the making of Loans and other extensions of credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of the Borrower and each Subsidiary set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects, and (B) otherwise, in all material respects, in each case on and as of the date of such Borrowing except with respect to representations and warranties expressly made only as of an earlier date, in which case such representations and warranties were so true and correct on and as of such earlier date, (iii) after giving effect to and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof, the Borrower shall be in compliance with the covenants set forth in Section 6.11 on a pro forma basis as if such Loans or other extensions of credit had been incurred or assumed on the first day the most recent four consecutive fiscal quarter period of the Borrower ending prior to the date of such effectiveness, (iv) the Borrower shall make any payments required to be made pursuant to Section 2.14 in connection with such Incremental Commitments and the related transactions under this Section 2.22 and (v) the Borrower shall have delivered to the Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Agent, to give effect to the provisions of this Section 2.22.
(c) Upon effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii)(A) such Incremental Commitment shall constitute (or, in the event such Incremental Lender already has a Commitment, shall increase) the Commitment of such Incremental Lender and (B) the aggregate amount of the Lenders’ Commitments shall be increased by the amount of such Incremental Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Commitment, the Credit Exposure of the Incremental Lender holding such Commitment, and the Applicable Percentages of all the Lenders shall automatically be adjusted to give effect thereto.
(d) On the date of the effectiveness of any Incremental Commitments, each Lender shall be deemed to have assigned to each Incremental Lender holding such Incremental Commitments, and each such Incremental Lender shall be deemed to have purchased from each Lender, in an amount equal to the principal amount thereof (together with accrued and unpaid interest), such interests in the Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by all the Lenders (including such Incremental Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Commitments. Any Loans outstanding immediately prior to the date of the effectiveness of such Incremental Commitments that are SOFR Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Lenders holding such Loans immediately prior to the date of the effectiveness of such Incremental Commitments, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time such Loans will be repaid or refinanced with new Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Lenders (including the Incremental Lenders) after giving effect to the effectiveness of such Incremental Commitments; provided, however, that upon the occurrence of any Event of Default, each Incremental Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Loans of other Lenders so that, after giving effect thereto, all Loans that are SOFR Loans are held by the Lenders (including the Incremental Lenders) in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04, provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b) shall not apply thereto. Any ABR Loans outstanding on the date of the effectiveness of such Incremental Commitments shall either be prepaid on such date or refinanced on such date (subject to the satisfaction of applicable borrowing conditions) with Loans made on such date by the Lenders (including the Incremental Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (i) each Incremental Lender will make ABR Loans by transferring funds to the Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Incremental Lender’s Incremental Commitment by the aggregate amount of the Lenders’ Commitments (after giving effect to the effectiveness of the Incremental Commitments on such date) and (ii) such funds will be applied to the prepayment of outstanding ABR Loans held by the Lenders other than the Incremental Lenders, and transferred by the Agent to the Lenders other than the

Incremental Lenders, in such amounts so that, after giving effect thereto, all ABR Loans will be held by the Lenders in accordance with their then-current Applicable Percentages. On the date of the effectiveness of such Incremental Commitments, the Borrower will pay to the Agent, for the accounts of the Lenders receiving such prepayments, accrued and unpaid interest on the aggregate principal amount of the Loans of the Borrower being prepaid. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.
(e) The Agent shall notify Lenders promptly upon receipt by the Agent of any notice from the Borrower referred to in Section 2.22 and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Lenders after giving effect thereto and of the assignments deemed to have been made pursuant to Section 2.22.
ARTICLE III

Representations and Warranties
The Borrower represents and warrants, as to itself and its Subsidiaries, to each of the Lenders that:
SECTION 3.01    Existence and Standing. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, has all requisite authority to conduct its respective business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in each jurisdiction where such qualification is required.
SECTION 3.02    Authorization and Validity. The Borrower and each Guarantor has the partnership, corporate or limited liability company power and authority, as applicable, and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder (collectively, the “Transactions”). The Transactions have been duly authorized by proper partnership, corporate or limited liability company proceedings, and the Loan Documents constitute legal, valid and binding obligations of each of the Borrower and each of the Guarantors enforceable against the Borrower and each Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

SECTION 3.03.    No Conflict; Consents. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Partnership Agreement (at such time as it becomes effective), charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material amount of assets of the Borrower or any of the Subsidiaries, except, in the case of subsections (a) and (b), as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
SECTION 3.04.    Compliance with Laws; Environmental and Safety Matters. (a) Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.05.    Financial Statements. The Borrower has heretofore furnished to the Lenders its (a) consolidated statement of financial condition and statements of operations, changes in partners’ equity and cash flows as of and for the fiscal year ended December 31, 2021, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent registered public accounting firm, and (b) unaudited consolidated balance sheet and statements of income and cash flows as of and for the fiscal quarter ended March 31, 2022, certified by its chief financial officer. Such financial statements (including the related notes and schedules thereto) fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and the consolidated Subsidiaries as of the dates thereof. The financial statements referred to in clause (a) above were prepared in accordance with GAAP applied on a consistent basis, and the financial statements referred to in clause (b) above were prepared in accordance with GAAP applied on a consistent basis subject to year-end audit adjustments and the absence of footnotes.

SECTION 3.06.    No Material Adverse Change. As of the Restatement Date, except for any Disclosed Matter, no material adverse change in the business, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, has occurred since December 31, 2021.
SECTION 3.07.    Subsidiaries; Guarantors. (a) Schedule 3.07(a) contains a complete and accurate list of all of the Subsidiaries on the Restatement Date, setting forth their jurisdictions of organization and the percentage of their Equity Interests held by the Borrower or other Subsidiaries and (b) as of the Restatement Date, all Wholly-Owned Subsidiaries that qualify as Guarantors are set forth on Schedule 3.07(b), and the Guarantee Requirement is satisfied with respect to each such Wholly-Owned Subsidiary.
SECTION 3.08.    Litigation; Contingent Obligations. As of the Restatement Date, except for any Disclosed Matter, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involves any of the Loan Documents or the Transactions.
SECTION 3.09.    Margin Regulations. (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, Regulation U and Regulation X.
SECTION 3.10.    Investment Company Act. Neither the Borrower nor any Guarantor is an “investment company” or is a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
SECTION 3.11.    Taxes. The Borrower and each Subsidiary have filed all United States Federal Tax returns and all other Tax returns which are required to be filed and have paid all Taxes stated to be due by the Borrower and each Subsidiary pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, including without limitation all Federal and state withholding Taxes and all Taxes required to be paid pursuant to applicable law, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided for on the books of the Borrower or such Subsidiary, or where a failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.    ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan or Non-U.S. Plan (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan or Non-U.S. Plan, respectively, and the present value of all accumulated benefit obligations of all underfunded Plans or Non-U.S. Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans or U.S. Plans, respectively.
(b) The Borrower and its ERISA Affiliates have not incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Borrower and its Subsidiaries have been paid or accrued as required, except where failure to pay or accrue could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.13.    Accuracy of Information. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being understood that projected financial information is inherently uncertain and that the projected results may not be achieved.
SECTION 3.14.    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents is a Sanctioned Person. The Transactions will not violate applicable Anti-Corruption Laws or applicable Sanctions.

SECTION 3.15.    Beneficial Ownership Certification. As of the Restatement Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 4.01(i) is true and correct in all respects.
ARTICLE IV

Conditions
SECTION 4.01.    Conditions to Restatement Effectiveness. The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form hereof and the obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:
(a) The Agent (or its counsel) shall have received either (i) a counterpart of this Agreement signed on behalf of each party thereto, or (ii) written evidence satisfactory to the Agent (which may include telecopy transmissions of signed signature pages or email transmissions of signed signature pages in PDF format) that this Agreement has been signed on behalf of each party thereto.
(b) The Guarantee Requirement shall have been satisfied and the Agent shall have received a guarantee reaffirmation, in form and substance reasonably acceptable to the Agent, executed by the Borrower, each Guarantor and the Agent.
(c) The Agent shall have received a favorable written opinion of (i) Sullivan & Cromwell LLP, counsel to the Borrower, to the effect and covering those matters set forth in Exhibit B-1 hereto, and (ii) Sarah A. Johnson, Esq., General Counsel of the Borrower, to the effect and covering those matters set forth in Exhibit B-2 hereto. The Borrower hereby instructs its counsel to deliver such opinions to the Agent.
(d) The Agent shall have received such documents and certificates as the Agent or its counsel shall reasonably have requested relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to such Loan Party, this Agreement or the Transactions, all in form and substance satisfactory to the Agent and its counsel.
(e) The Agent shall have received a certificate, dated the date hereof and signed by a Financial Officer of the Borrower, confirming that (i) the representations and warranties set forth in Article III hereof are true and correct in all material respects on and as of the Restatement Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were so true and correct on and as of such earlier date and (ii) on and as of the Restatement Date, no Event of Default or Default shall have occurred and be continuing.

(f) The Agent shall have received a final copy of the Unsecured Notes Documents, together with evidence that the private placement of Series F Notes has been consummated or is being consummated contemporaneously with the occurrence of the Restatement Date.
(g) The Borrower shall have applied, or shall apply substantially concurrently with the occurrence of the Restatement Date, the Net Proceeds of the private placement of Series F Notes, along with other available funds if necessary (including proceeds of Loans made hereunder), to the refinancing of the Series C Notes (as defined in the Unsecured Notes Documents).
(h) The Agent shall have received (i) all fees, interest expenses and other amounts due and payable on or prior to, or accrued to, the date hereof, under the Existing Credit Agreement and (ii) all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, fees and cost reimbursements payable pursuant to Section 9.05.
(i) The Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent that the Borrower or an Affiliate qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower or such Affiliate.
SECTION 4.02.    Conditions to Each Borrowing. The obligations of the Lenders to make Loans on the occasion of any Borrowing are subject to the satisfaction of the following conditions:
(a) the representations and warranties of the Borrower and each Subsidiary set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the date of such Borrowing except with respect to representations and warranties expressly made only as of an earlier date, in which case such representations and warranties were so true and correct on and as of such earlier date;
(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom that constitutes a Default or an Event of Default, as applicable; and
(c) receipt of a Borrowing Request in accordance with Section 2.03.
ARTICLE V

Affirmative Covenants
The Borrower covenants and agrees with each Lender with respect to itself and the Subsidiaries that, until the principal of or interest on each Loan, all fees or all other expenses or amounts payable under any Loan Document shall have been paid in full and all the Commitments shall have expired or been terminated:

SECTION 5.01.    Conduct of Business; Maintenance of Ownership of Subsidiaries and Maintenance of Properties. (a) The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, including the investment management business; provided that no sale, transfer or disposition of assets (including by means of a merger) permitted under Sections 6.04 and 6.05 will be prohibited by this paragraph (a).
(b) The Borrower will, and will cause each Subsidiary to, do all things necessary to remain duly organized or incorporated, validly existing and in good standing (if applicable) as a partnership, limited liability company or corporation in its jurisdiction of organization or incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that this clause (b) shall not prohibit any transaction that is permitted by Section 6.04.
(c) The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep their properties material to the conduct of their businesses in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.02.    Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice and customary for companies engaged in similar lines of business, and the Borrower will (or will cause each Subsidiary to) furnish to any Lender upon request full information as to the insurance carried.
SECTION 5.03.    Compliance with Laws and Payment of Material Obligations and Taxes. (a) The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws (including, without limitation, ERISA and Environmental Laws), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b) The Borrower will, and will cause each Subsidiary to, pay when due its material obligations including all Taxes, assessments and governmental charges and levies upon it or its income, profits or property, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.    Financial Statements, Reports, etc. The Borrower will furnish to the Agent (and the Agent will furnish to the Lenders (via the Platform (as defined in Section 9.17(b)) or otherwise):
(a) within 100 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2022), (i) its audited consolidated balance sheet and related statements of operations, changes in partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP and reported on by PricewaterhouseCoopers LLP, or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) a statement of (x) the value of the Borrower’s total assets under management as of the close of regular session trading on The New York Stock Exchange, Inc. (“NYSE”) on the last day during such period on which the NYSE was open for regular session trading, such value determined by the Borrower in accordance with the Borrower’s procedures for valuation of securities in effect on that date, and (y) the total amount of assets added to assets managed by the Borrower during such period and the total amount of assets withdrawn from assets managed by the Borrower during such period, in each case excluding the effect of market appreciation and depreciation; provided that, to the extent Artisan Partners Asset Management Inc.’s Annual Report on Form 10-K (the “Form 10-K”) filed with the SEC includes the information required to be delivered pursuant to this Section 5.04(a), the filing of the Form 10-K and the delivery thereof to the Agent (which may include written notice to the Agent indicating the website on which such filing may be accessed) within the time period specified above shall be deemed to satisfy the requirements of this Section 5.04(a);
(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all prepared in accordance with GAAP and certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a statement of (x) the value of the Borrower’s total assets under management as of the close of regular session trading on the NYSE on the last day during such period on which the NYSE was open for regular session trading, such value determined by the Borrower in accordance with the Borrower’s procedures for valuation of securities in effect on that date, and (y) the total amount of assets added to assets managed by the Borrower during such period and the total amount of assets withdrawn from assets managed by the Borrower during such period, in each case excluding the effect of market appreciation and depreciation; provided that, to the extent Artisan Partners Asset Management Inc.’s Quarterly Report on Form 10-Q (the “Form 10-Q”) filed with the SEC includes the information required to be delivered pursuant to this Section 5.04(b), the filing of the Form 10-Q and the delivery thereof to the Agent (which may include written notice to the Agent indicating the website on which such filing may be accessed) within the time period specified above shall be deemed to satisfy the requirements of this Section 5.04(b);

(c) not later than the date under which financial statements are required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in the form of Exhibit H (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11, (iii) stating whether any material changes in GAAP applied in the preparation of the Borrower’s financial statements have occurred since the date of the most recent audited annual financial statements furnished to the Lenders hereunder and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) containing a reconciliation (which shall be certified as being true and correct by a Financial Officer) specifying in detail reasonably satisfactory to the Agent the effects, if any, of the application of ASC 810 in respect of any Investment Vehicles, which reconciliation shall show all adjustments and modifications to the financial statements delivered under clause (a) or (b) above to eliminate the effects of ASC 810 and set forth calculations of the applicable amounts (including Consolidated EBITDA, Consolidated Total Indebtedness and Consolidated Interest Expense) and ratios upon which covenant compliance is based, after eliminating the effect of the application of ASC 810;
(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
(e) promptly upon the furnishing thereof to all of the Limited Partners of the Borrower generally, copies of all financial statements, reports, proxy statements and other materials so furnished;
(f) promptly upon the filing of any financial statements, reports, proxy statements and other materials with the SEC or with any national securities exchange, written notice of such filing indicating the website on which such filing may be accessed; and
(g) promptly following any request therefor, such other information (including financial information, including with respect to any Specified Accounting Adjustments) as the Agent or any Lender, making its request through the Agent, may from time to time reasonably request.

SECTION 5.05.    Notices of Material Events. Promptly and in any event within five Business Days after a Responsible Officer of the Borrower becomes aware thereof (unless such notification timing is not commercially practicable or legally permissible), the Borrower will give notice in writing to the Agent of the following (and the Agent will provide such notice to the Lenders, via the Platform (as defined in Section 9.17(b)) or otherwise):
(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b) the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;
(d) receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, but only if such financial penalty could reasonably be expected to result in a Material Adverse Effect; and
(e) any other development or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.06.    Books and Records; Access to Properties and Inspections. The Borrower will, and will cause each Subsidiary to, keep proper books and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of consolidated financial statements in accordance with GAAP. Upon reasonable notice and during normal business hours, the Borrower will, and will cause each Subsidiary to, permit the Agent to make reasonable inspections of the properties, books and financial records of the Borrower and each Subsidiary, to make reasonable examinations and copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their officers and independent accountants at such reasonable times and intervals as the Lenders may reasonably request; provided that for so long as no Default has occurred and is continuing, the Agent shall not request any such inspection more frequently than once per year.

SECTION 5.07.    Use of Proceeds. The Borrower will use the proceeds of the Loans (a) made on Restatement Date for the refinancing of all amounts outstanding under the Existing Credit Agreement and (b) made on and following the Restatement Date for working capital and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulation T, Regulation U and Regulation X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.08.    Additional Guarantors. If any additional Guarantor is formed or acquired after the Restatement Date, the Borrower will, within seven Business Days after such Guarantor is formed or acquired, notify the Agent and the Lenders thereof and cause the Guarantee Requirement to be satisfied with respect to such Guarantor.
ARTICLE VI

Negative Covenants
The Borrower covenants and agrees with each Lender with respect to itself and the Subsidiaries that, and solely with respect to Sections 6.01(h) and 6.04(b), the Investment Vehicles that, until the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all the Commitments have expired or been terminated:
SECTION 6.01.    Indebtedness. The Borrower will not and will not permit any Subsidiary or Investment Vehicle to incur, create or suffer to exist any Indebtedness except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness (i) of the Borrower to any Guarantor or Subsidiary, (ii) of any Subsidiary to the Borrower or any Guarantor and (iii) of any Guarantor to the Borrower or any Subsidiary; provided that the aggregate principal amount of Indebtedness of all Subsidiaries that are not Guarantors owed to the Borrower or to any Guarantor shall not exceed $15,000,000 at any time outstanding;
(c) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $15,000,000 at any time outstanding;

(d) Indebtedness of the Borrower or any Subsidiary existing on the Restatement Date (other than in respect of the Unsecured Notes) and described on Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(e) Indebtedness of the Borrower and its Subsidiaries representing deferred compensation to employees of the Borrower and its Subsidiaries;
(f) Indebtedness of any Person that becomes a Domestic Subsidiary after the Restatement Date; provided that (i) such Indebtedness exists at the time such Person becomes a Domestic Subsidiary and is not created in contemplation of or in connection with such Person becoming a Domestic Subsidiary, (ii) the aggregate principal amount of Indebtedness permitted by this clause (f) shall not exceed $5,000,000 at any time outstanding and (iii) such Domestic Subsidiary has guaranteed the Obligations by entering into the Guarantee Agreement (regardless of whether it otherwise qualifies as a Guarantor);
(g) Indebtedness of the Borrower and any Guarantors in respect of the Unsecured Notes in an aggregate principal amount not in excess of $200,000,000 at any time outstanding;
(h) Investment Vehicle Indebtedness of the Investment Vehicles; and
(i) other Indebtedness of the Borrower in an aggregate principal amount at any time outstanding not exceeding the greater of (a) $50,000,000 and (b) 5% of Consolidated EBITDA for the period of the prior four consecutive fiscal quarters of the Borrower as of its most recently ended fiscal quarter.
SECTION 6.02.    Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on its property (now or hereafter acquired), or on any income or revenues or rights (including accounts receivable) in respect of any thereof, except:
(a) Permitted Encumbrances;
(b) any Lien existing on the Restatement Date and described in Schedule 6.02 hereto; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Restatement Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Restatement Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (c) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets (except accessions to, and proceeds of, such assets) of the Borrower or any Subsidiary;
(e) banker’s liens in the nature of set-off rights arising in the ordinary course of business in respect of deposit accounts or other funds maintained with a depositary institution; provided that such accounts or funds are not intended to provide collateral to such institution for any Indebtedness;
(f) Liens incurred or deposits made in connection with trading or brokerage accounts, in each case in the ordinary course of business;
(g) Liens on any cash earnest money payments made by the Borrower or any Subsidiary;
(h) Liens incurred or deposits made in connection with liability for premiums, deductibles, reimbursement, indemnities and similar obligations (including letters of credit or guarantees for the benefit of) to insurance carriers; and
(i) other Liens incurred by the Borrower and the Subsidiaries in the ordinary course of their respective businesses; provided that the aggregate amount of Indebtedness secured by all Liens permitted by this clause (i) shall not exceed $10,000,000.
SECTION 6.03.    Sale and Lease-Back Transactions. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
SECTION 6.04.    Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, or permit any other Person to merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to the Borrower in a transaction in which the Borrower is the surviving entity or acquires all or substantially all of the assets of such Person, as the case may be, (ii) subject to Section 6.08, the Borrower may merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to any domestic Person in a transaction where such other Person is the surviving entity or acquires all or substantially all of the assets of such Person, as the case may be; provided that (A) such Person assumes the Obligations in writing pursuant to an assumption agreement and (B) the Lenders shall have received (1) all documentation and other information related to such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (2) to the extent that such Person qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, (iii) any Person (other than the Borrower) may merge into, consolidate with, sell, lease or otherwise dispose of all or substantially all of its assets to any Subsidiary in a transaction in which the surviving entity or the acquiror of all or substantially all of the assets of such Person, as the case may be, is a Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor; (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (v) the Borrower or any Subsidiary may consummate a merger, liquidation or dissolution to effect an asset sale permitted by Section 6.05.
(b) The Borrower will not permit any Investment Vehicle to merge into or consolidate with the Borrower or any Subsidiary; provided that any Investment Vehicle may be merged into or consolidated with the Borrower or any Subsidiary in a transaction in which the Borrower or such Subsidiary is the surviving entity so long as (i) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the organizational documents of the Borrower or such Subsidiary are not amended or modified in connection with such merger or consolidation and (iii) such Investment Vehicle is not subject to any agreement or instrument governing or evidencing Indebtedness that (A) would be binding on the Borrower or any Subsidiary as a result of such merger or consolidation and (B) would interfere or be inconsistent with the obligations of the Borrower or any Guarantor under the Loan Documents.
(c) The Borrower may sell or otherwise dispose of limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in accordance with the Equity Participation Subsidiary Transaction.
SECTION 6.05.    Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a) sales or leases of inventory, used or surplus equipment and surplus office space in the ordinary course of business or otherwise in accordance with the customary practices of the Borrower and the Subsidiaries;
(b) sales of securities or other instruments held by the Borrower or any Subsidiary for investment or cash management purposes, including (i) securities or other instruments held for purposes of hedging, offsetting or securing obligations of the Borrower or any Subsidiary incurred under any agreement to which the Borrower or such Subsidiary is a party and (ii) securities or other instruments acquired or held by the Borrower or such Subsidiary for purposes of seeding, funding or otherwise maintaining any investment product with respect to which the Borrower or such Subsidiary acts as an investment adviser, manager, distributor, general partner or in any similar capacity, in each case in the ordinary course of business or otherwise consistent with the customary practices of the Borrower and the Subsidiaries;
(c) sales, transfers, dispositions and issuances (i) to a Loan Party or (ii) among any Subsidiaries that are not Loan Parties;
(d) issuance of Equity Interests of any Subsidiary (such entity, the “Issuer”) (other than Equity Interests of such Issuer that entitle the holder thereof to exercise voting rights with respect to the election of directors of such Issuer or any comparable voting rights (other than voting rights conferred by law or required by applicable regulations)) to any employee, partner or any other individual for the sole purpose of implementing ordinary course compensation arrangements (including incentive compensation arrangements) for such employee, partner or other individual, provided that if such Issuer is a Guarantor, such Issuer continues to be a Guarantor on the same terms and conditions as any Wholly-Owned Subsidiary;
(e) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (e) during any fiscal year of the Borrower shall not exceed the greater of $25,000,000 and 10% of Consolidated EBITDA for the period of the prior four consecutive fiscal quarters of the Borrower as of its most recently ended fiscal quarter; provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 12 months after the date of sale of such assets to either (A) the acquisition of, or reinvestment in, assets useful and intended to be used in the operation of the business of the Borrower and its Subsidiaries and having a fair market value (as determined in good faith by a Responsible Officer of the Borrower) at least equal to that of the assets so disposed of or (B) the prepayment or payment of principal and accrued but unpaid interest, if any, and the applicable prepayment premium, if any, on a pro rata basis, of Senior Debt of the Borrower (other than Senior Debt owed to a Subsidiary or Affiliate); or
(f) the sale or disposition of limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in accordance with the Equity Participation Subsidiary Transaction;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (c) above) shall be made for fair value.
SECTION 6.06.    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Borrower or any Loan Party) (any such transaction, a “Restricted Affiliate Transaction”), except that the Borrower or any Subsidiary may:
(a) engage in any Restricted Affiliate Transaction in the ordinary course of business at prices and on terms and conditions which, taken as a whole, are not materially less favorable to the Borrower or such Subsidiary than would prevail in a comparable arms’-length transaction with unrelated third parties;
(b) effect any Restricted Payment permitted by Section 6.07 and any Investment permitted by Section 6.09;
(c) satisfy any indemnity or other similar obligation contained in the Partnership Agreement or any Subsidiary’s charter, bylaws, partnership or limited liability company agreement or similar constituent document;
(d) satisfy any indemnification obligation to, and other employment arrangements with, directors, officers, partners and employees (including any such obligations to or arrangements with former directors, officers, partners and employees) of the Borrower or any Subsidiary entered into in the ordinary course of business;
(e) implement cost sharing arrangements with the General Partner; provided that such costs are allocated on a reasonably fair basis;
(f) enter into and continue ordinary course employment, compensation and benefits arrangements;
(g) accept additional capital contributions from Artisan Partners Asset Management Inc. or any Permitted General Partner in exchange for additional Equity Interests;
(h) make distributions of cash to Artisan Partners Asset Management Inc. in connection with the redemption, repurchase, acquisition, cancellation or termination of or dividends on its capital stock;
(i) make distributions of profits to the General Partner in respect of its Equity Interests in the Borrower as permitted by the Partnership Agreement;
(j) transfer amounts (that may be subject to a clawback or other recoupment provisions) in any transfer pricing arrangement or agreement that governs the allocation of profits among the Borrower and Subsidiaries for purposes of income taxation in the countries in which they operate; or
(k) participate in the Equity Participation Subsidiary Transaction.

SECTION 6.07.    Limitation on Restricted Payments. The Borrower will not declare or make, or permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so when a Default has occurred and is continuing (or would result therefrom), except:
(a) each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary and to any other Person that owns an Equity Interest in such Subsidiary ratably according to such Person’s holdings of the type of Equity Interests in respect of which a Restricted Payment is being made to the Borrower or any other Subsidiary;
(b) for so long as the Borrower or any Subsidiary is a pass-through or disregarded entity for United States Federal income tax purposes, the Borrower or any Subsidiary may make Tax Distributions in respect of any taxable year of the Borrower or any Subsidiary equal to the product of (i) the amount of taxable income allocated to the partners of the Borrower or any Subsidiary for such taxable year and (ii) the highest aggregate marginal U.S. Federal, state and local income tax rate applicable to any Partner of the Borrower or Subsidiary for such year as a result of owning Equity Interests in the Borrower or any Subsidiary, provided that no Tax Distribution shall be made to any partner in respect of any (x) amounts distributed to such partner and treated as a “guaranteed payment” under Section 707(c) of the Code or (y) any allocations of gross income to such partner pursuant to Section 6 of Exhibit B to the Partnership Agreement (or any successor provision); and the Borrower or any Subsidiary shall be permitted to make such Tax Distributions pursuant to this clause (b) on a quarterly basis (consistent with the U.S. Federal estimated tax payment calendar) based on the best estimate of a Responsible Officer of the General Partner of the amounts specified in clauses (i) and (ii) above; provided that, if the aggregate amount of estimated Tax Distributions made in respect of any quarter(s) of the Borrower’s or any Subsidiary’s taxable year (x) is made during a period when a Default has occurred and is continuing and (y) exceeds the actual maximum amount of Tax Distributions allowable in respect of such quarter(s) as finally determined pursuant to clauses (i) and (ii), and after taking into account application of any excess distributions described below, then for so long as the Default continues, the amount of such excess shall be applied, until such excess is eliminated, to reduce any future Tax Distributions permitted under this Section 6.07(b); provided further that the Borrower or any Subsidiary may make Tax Distributions to any Partner that had not previously received a portion of the Tax Distribution that resulted in such excess;
(c) make distributions of cash to Artisan Partners Asset Management Inc. or any Permitted General Partner for the purpose of funding payment by Artisan Partners Asset Management Inc. or such Permitted General Partner of its ordinary operating expenses, overhead and other ordinary course fees and expenses (including payments due under any tax receivable agreements to which Artisan Partners Asset Management Inc. or such Permitted General Partner is a party) and expenses (including, but not limited to, incentive compensation, benefits and related expenses) incurred in the ordinary course of business in connection with the employment or engagement of Persons who provide services to the Borrower, its Subsidiaries, Artisan Partners Asset Management Inc. or any Permitted General Partner and are employed by Artisan Partners Asset Management Inc. or a subsidiary of Artisan Partners Asset Management Inc.;
(d) payments of salary, bonus or taxable fringe benefits made by the Borrower or any Subsidiary to a Partner that are treated as “guaranteed payments” under Section 707(c) of the Code and are paid in connection with the provision of services to the Borrower, any Subsidiary, Artisan Partners Asset Management Inc. or any Permitted General Partner by such Partner; provided that such compensation arrangements are made in the ordinary course and consistent with past practice;
(e) distributions by the Borrower or any Subsidiary to any partner in respect of Equity Interests in the Borrower or such Subsidiary issued to him or her for the primary purposes of effecting a compensation arrangement; provided that such compensation arrangements are made in the ordinary course and consistent with past practice;
(f) distributions by the Borrower to Artisan Partners Asset Management Inc. in an amount necessary to fund the payment of any regular quarterly dividend and one special dividend annually to public stockholders of Artisan Partners Asset Management Inc. (and related distributions required to be made concurrently to holders of other classes of Equity Interests of the Borrower or a Subsidiary) within 60 days after the date of declaration of such regular quarterly dividend or annual special dividend if no Default had occurred and was continuing on the date of such declaration or would have resulted had such distributions been made on such date of declaration; and
(g) distributions by an Equity Participation Subsidiary to any partner in respect of Equity Interests; provided that
(i) such distributions shall be a payment (whether in cash, securities or other property) that is not made on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in such Equity Participation Subsidiary;
(ii)     the aggregate amount of such distributions to persons other than the Borrower or Wholly-Owned Subsidiaries of the Borrower in any fiscal quarter shall not exceed an amount equal to 30% of Consolidated EBITDA for such quarter; and
(iii) such distributions shall be made in respect of Equity Interests which have been awarded to persons other than the Borrower or a Wholly-Owned Subsidiary in accordance with the approval by Artisan Partners Asset Management Inc.’s compensation committee or board.
SECTION 6.08.    Limitation on Amendments. (a) The Borrower will not agree to or permit any amendment, modification, suspension or waiver of any provision of the Partnership Agreement, which, in any such case, would reasonably be expected to adversely affect the Lenders in any material respect (it being understood that any such amendment, modification, suspension or waiver shall be deemed not to be adverse to the Lenders in any material respect if the Required Lenders have not, by written notice to the Agent, objected thereto within 10 Business Days of the posting of such amendment, modification, suspension or waiver in substantially final form for the Lenders).

(b) The Borrower will not agree to or permit any amendment, modification, suspension or waiver of the terms and conditions of the Series F Notes that has the effect of accelerating the maturity, in whole or part, of the Series F Notes, or subjecting the Series F Notes to any mandatory redemption, prepayment or repurchase requirements or any requirements to make a mandatory offer to prepay or repurchase the Series F Notes (excluding a mandatory offer to redeem, prepay or repurchase upon (x) a “Change in Control” (as defined in the Unsecured Notes Documents), (y) certain asset sales and (z) the Proposed Put Prepayment Date (as defined in the Unsecured Notes Documents), in each case as set forth in the Unsecured Notes Documents as of the Restatement Date), in each case, that could be effective prior to the date that is 91 days after fifth anniversary of the Restatement Date.
SECTION 6.09.    Limitation on Investments in Subsidiaries. The Borrower will not, and will not permit any Subsidiary to make any Investment in any Subsidiary that is not a Guarantor, except:
(a) Investments in Subsidiaries that become Guarantors concurrently with the making of such Investment;
(b) Investments in any Subsidiary that is not and does not become a Guarantor at the time of such Investment; provided that Investments made in reliance on this clause (b) shall not exceed the sum of (i) $25,000,000 plus (ii) an amount equal to 30% of the cumulative Consolidated EBITDA for the period (treated as one accounting period) from July 1, 2011 through the last day of the most recent financial statements delivered to the Lenders pursuant to Section 5.04. Notwithstanding the limitation in the preceding sentence, the Borrower may make Investments in any Subsidiary that is not and does not become a Guarantor at the time of such Investment to the extent necessary to comply with regulatory capital requirements applicable to any such Subsidiaries, provided that the Borrower gives notice of Investments proposed to be made pursuant to this sentence to the Agent at least five days prior to making any such Investment and the Agent does not object to the Investment in good faith and in writing on the grounds that the Investment is not necessary to comply with the regulatory capital requirements cited by the Borrower;
(c) seed investments in, and enter into cost sharing or fee waiver arrangements with, any entity or account for the purpose of establishing or maintaining a fund or developing or maintaining an investment strategy in order to establish or maintain a performance record for such fund or investment strategy; provided that (i) the Borrower or a Subsidiary serves as investment adviser for such investment strategy, fund or account, or as general partner, sponsor, distributor, promoter, managing member or other similar role of such strategy, fund or account, and (ii) such investment, cost sharing arrangement or fee waiver is made in furtherance of the operations conducted by the Borrower and the Subsidiaries in accordance with Section 5.01(a); and

(d) any Equity Participation Subsidiary Transaction.
SECTION 6.10.    [Reserved]
SECTION 6.11.    Financial Covenants. (a) The Borrower will not permit the Leverage Ratio on any date to exceed 3.00 to 1.00.
(b) The Borrower will not permit the Interest Coverage Ratio in respect of any period of four consecutive fiscal quarters of the Borrower to be less than 4.00 to 1.00.
ARTICLE VII

Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;
(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect when made or deemed made;
(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01 (with respect to the Borrower’s existence) or Article VI;
(e) the Borrower or any Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent or any Lender to the Borrower (which notice will be given at the request of any Lender);
(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after the lapse of any applicable grace period, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured

Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any prepayment or repayment of the Unsecured Notes with Asset Sale Proceeds, provided that the amount of such prepayment or repayment is less than or equal to the Asset Sale Proceeds minus any amount required to permanently reduce the Commitments in accordance with Section 2.10(c) and (iii) the “AUM put rights” (as described in the Unsecured Notes Documents) of the holders of any Unsecured Notes or any prepayment or repayment of any Unsecured Notes pursuant to the exercise of such put rights by the holders of Unsecured Notes unless and until holders of Unsecured Notes representing an aggregate outstanding principal amount of at least $100,000,000 have exercised their rights in respect thereof;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of insurance proceeds payable in respect thereto; provided that the applicable insurance carriers have been notified of such judgment and are not disputing liability with respect to the netted amount) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article or unless such event has been waived in writing in accordance with Section 9.08(b)), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of Default is continuing), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII

The Agent
Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder and without any duty to account therefor to the Lenders.
The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08); provided that the Agent shall not be required to take any action that, in its opinion, could expose the Agent to liability or be contrary to any Loan Document or applicable law, and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Agent. Notwithstanding anything herein to the contrary, the Agent shall not have any liability arising from any confirmation of the Credit Exposure or the component amounts thereof.
Nothing in this Agreement or any other Loan Document shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Documents shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent. Anything herein to the contrary notwithstanding if at any time the Required Lenders determine that the bank serving as Agent is (without taking into account any provision in the definition of “Defaulting Lender” requiring notice from the Agent or any other party) a Defaulting Lender, the Required Lenders (determined after giving effect to Section 9.02(c)) may by notice to the Borrower and such Person remove such Person as Agent and, with the agreement of the Borrower, appoint a replacement Agent hereunder. Such removal will be effective on the date a replacement Agent is appointed.
Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Notwithstanding anything herein to the contrary, neither of the Joint Lead Arrangers shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder.
The provisions of this Article are solely for the benefit of the Agent, the Lenders, and none of the Borrower or any other Loan Party shall have any rights as a third party beneficiary of any such provisions.

ARTICLE IX

Miscellaneous
SECTION 9.01.    Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or, where permitted herein, sent by email, as follows:
(i) if to the Borrower, to it at 875 E. Wisconsin Ave., Suite 800, Milwaukee, WI 53202, Attention of General Counsel (Telecopy No. (414) 390-4401); email:loanadmin@artisanpartners.com;
(ii) if to the Agent, to it at Citibank, N.A., 1 Penns Way, OPS II, New Castle, DE 19720, Attn: Agency Operations; Borrower inquiries only: agencyabtfsupport@citi.com; Borrower notifications: agencyabtfsupport@citi.com; Disclosure Team Mail (Financial Reporting): oploanswebadmin@citi.com; Investor Relations Team (investor inquiries only): global.loans.support@citi.com; and
(iii) if to a Lender, to it at its address (or telecopy number or email address) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic mail communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise provided herein or agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Each of the Borrower and the Agent may change its address, telecopy number or email address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopy number or email address for notices and other communications hereunder by notice to the Borrower and the Agent. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf, and notwithstanding that the Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan is made, or continued or converted hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.18 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.03.    Binding Effect; Electronic Execution. (a) Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received counterparts thereof which, when taken together, bear the signatures of each of the other parties thereto and thereafter this Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective successors and permitted assigns. Delivery of an executed signature page of the Agreement by facsimile transmission or email shall be effective as delivery of a manually executed counterpart thereof.
(b)The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent (and, for the avoidance of doubt, electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.
SECTION 9.04.    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or unduly delayed) of:
(A) the Borrower (which consent shall be deemed to have been given unless the Borrower objects to such assignment by written notice to the Agent within five Business Days after having received notice thereof); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee; and
(B) the Agent.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than $10,000,000 and shall be an integral multiple of $1,000,000 in excess thereof unless the Borrower otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (for which the Borrower shall not be responsible, except in the case of an assignment pursuant to Section 2.20(b)); and
(D) the assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.
For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14, 2.18 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) Any Lender may, without the consent of the Borrower or the Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.08(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.14 and 2.18 (subject to the requirements and limitations therein, including the requirements and obligations of the Participant under Section 2.18(f) (it being understood that the documentation required under Sections 2.18(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15, 2.16 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the fees, charges and disbursements of any counsel for the Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any negotiations associated with what would customarily be considered a “workout or restructuring” in respect of such Loans (whether or not an Event of Default has occurred and is continuing).
(b) The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or under any other Loan Document or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Credit Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable after written demand therefor.
SECTION 9.06.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.07.    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08.    Waivers; Amendment. (a) No failure or delay of the Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment without the written consent of each Lender affected thereby, (iv) change Section 2.15 or 2.16 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof or of any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) release any Guarantor from the Guarantee Agreement or limit its liability in respect thereof, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent.
SECTION 9.09.    No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
SECTION 9.10.    Entire Agreement. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees constitute the entire contract among the parties relative to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
SECTION 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.12.    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.13.    Counterparts. This Agreement may be executed in two or more counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.
SECTION 9.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15.    Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.    Confidentiality. (a) Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority having jurisdiction over such Agent or Lender, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, the other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business or its Partners, including the identity of its Partners, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, but in no event shall such degree of care be anything less than a commercially reasonable degree of care.
(b) Each transferee shall be deemed, by accepting any assignment or participation hereunder, to have agreed to be bound by this Section 9.16.
SECTION 9.17.    Electronic Communications. (a) The Borrower hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to Section 5.04(a), (b), (e) and (f) (the “Communications”) by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format reasonably acceptable to the Agent to oploanswebadmin@citi.com (or such other e-mail address as shall be designated by the Agent from time to time); provided, that any delay or failure to comply with the requirements of this Section 9.17(a) shall not constitute a Default or an Event of Default hereunder, it being understood that this Section 9.17(a) shall not extend the dates by which the Borrower is required to deliver to the Agent the information, documents and other materials required to be delivered pursuant to Section 5.04(a), (b), (e) and (f).

(b) Each party hereto agrees that the Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Section 9.17 shall prejudice the right of the Agent to make the Communications available to the Lenders in any other manner specified in the Loan Documents.
(c) Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(d) Each party hereto agrees that any electronic communication referred to in this Section 9.17 shall be deemed delivered upon the posting of a record of such communication (properly addressed to such party at the e-mail address provided to the Agent) as “sent” in the e-mail system of the sending party or, in the case of any such communication to the Agent or any Lender, upon the posting of a record of such communication as “received” in the e-mail system of the Agent or any Lender; provided that if such communication is not so received by the Agent or a Lender during the normal business hours of the Agent or applicable Lender, such communication shall be deemed delivered at the opening of business on the next Business Day for the Agent or applicable Lender.
(e) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Communications and the Platform are provided “as is” and “as available,” (iii) none of the Agent, its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy of the Platform or the accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.
SECTION 9.18.    Certain Notices. Each Lender and the Agent (for itself and not behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of Title III of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

SECTION 9.19.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising under any Loan Document which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of an applicable Resolution Authority.
The following terms shall for purposes of this Section 9.19 have the meanings set forth below:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 9.20.    Effect of Amendment and Restatement of Existing Credit Agreement.
(a) On the Restatement Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement, except, to the extent applicable, such provisions of the Existing Credit Agreement (including “indemnified liabilities” under and as defined in the Existing Credit Agreement) expressly stated to survive termination thereof solely with respect to events and circumstances occurring prior to the Restatement Date.
(b) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver or other modification, whether or not similar and, except as expressly provided herein, all terms and conditions of this Agreement remain in full force and effect unless otherwise specifically amended hereby.
SECTION 9.21.    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one (1) of the following is and will be true: such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one (1) or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.
(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or a Lender has provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that neither the Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 9.22.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.23.    Erroneous Payments.
(a) If the Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender, (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 9.23 and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 9.23(b).
For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 9.23(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.23(a) or on whether or not an Erroneous Payment has been made.
(c) Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).
(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic transmission system as to which the Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such promissory notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this

Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 9.04(b) (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
(e) The parties hereto agree that irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”); provided that this Section 9.23 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided further that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g) Each party’s obligations, agreements and waivers under this Section 9.23 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender and/or the termination of the Commitments.
[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ARTISAN PARTNERS HOLDINGS LP, AS BORROWER,
By: Artisan Partners Asset Management Inc., as General Partner
by
/s/ Charles J. Daley, Jr.
Name: Charles J. Daley, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

CITIBANK, N.A., AS LENDER AND THE AGENT,
by
/s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

BANK OF AMERICA, N.A., AS A LENDER,
by
/s/ Matthew C. White
Name: Matthew C. White
Title: Director

JPMorgan Chase Bank, N.A., AS LENDER,
by
/s/ Kenise Henry Larmond
Name: Kenise Henry Larmond
Title: Vice President

[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]

BMO Harris Bank N.A., AS LENDER,
by
/s/ Deborah Roesner
Name: Deborah Roesner
Title: Director
[Signature Page to Amended and Restated Five-Year Revolving Credit Agreement]